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_______________________________________________________________________________

                                 INTEVAC, INC.
                          LOAN AND SECURITY AGREEMENT
_______________________________________________________________________________












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                                           TABLE OF CONTENTS
                                                                           Page
 1.         DEFINITIONS AND CONSTRUCTION  . . . . . . . . . . . . . . . . .  1
            1.1      Definitions  . . . . . . . . . . . . . . . . . . . . .  1

 2.         LOAN AND TERMS OF PAYMENT . . . . . . . . . . . . . . . . . . .  9
            2.1      Advances   . . . . . . . . . . . . . . . . . . . . . .  9
            2.2      Overadvances   . . . . . . . . . . . . . . . . . . . . 12
            2.3      Interest Rates, Payments, and Calculations   . . . . . 13
            2.4      Crediting Payments   . . . . . . . . . . . . . . . . . 13
            2.5      Fees   . . . . . . . . . . . . . . . . . . . . . . . . 14
            2.6      Additional Costs   . . . . . . . . . . . . . . . . . . 14
            2.7      Conversion/Continuation of Advances  . . . . . . . . . 14
            2.8      Additional Requirements/Provisions Regarding
                     LIBOR Rate Advances . . . . . . . . . . . . . . . . .  15
            2.9      Term   . . . . . . . . . . . . . . . . . . . . . . . . 17

 3.         CONDITIONS OF LOANS . . . . . . . . . . . . . . . . . . . . . . 17
            3.1     Conditions Precedent to Initial Advance . . . . . . . . 17
            3.2     Conditions Precedent to all Advances  . . . . . . . . . 17

 4.         CREATION OF SECURITY INTEREST . . . . . . . . . . . . . . . . . 17

            4.1     Grant of Security Interest  . . . . . . . . . . . . . . 17
            4.2     Delivery of Additional Documentation Required   . . . . 18
            4.3     Right to Inspect  . . . . . . . . . . . . . . . . . . . 18

 5.         REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . .  18
            5.1     Due Organization and Qualification  . . . . . . . . . . 18
            5.2     Due Authorization; No Conflict  . . . . . . . . . . . . 18
            5.3     No Prior Encumbrances   . . . . . . . . . . . . . . . . 18
            5.4     Merchantable Inventory  . . . . . . . . . . . . . . . . 18
            5.5     Name; Location of Chief Executive Office  . . . . . . . 18
            5.6     Litigation  . . . . . . . . . . . . . . . . . . . . . . 18
            5.7     No Material Adverse Change in Financial Statements  . . 18
            5.8     Solvency  . . . . . . . . . . . . . . . . . . . . . . . 19
            5.9     Regulatory Compliance   . . . . . . . . . . . . . . . . 19
            5.10    Environmental Condition   . . . . . . . . . . . . . . . 19
            5.11    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . 19
            5.12    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . 19
            5.13    Government Consents   . . . . . . . . . . . . . . . . . 19
            5.14    Full Disclosure   . . . . . . . . . . . . . . . . . . . 19

6.          AFFIRMATIVE COVENANTS   . . . . . . . . . . . . . . . . . . . . 19
            6.1     Good Standing   . . . . . . . . . . . . . . . . . . . . 20
            6.2     Government Compliance   . . . . . . . . . . . . . . . . 20
            6.3     Financial Statements, Reports, Certificates   . . . . . 20
            6.4     Inventory; Returns  . . . . . . . . . . . . . . . . . . 20
            6.5     Taxes   . . . . . . . . . . . . . . . . . . . . . . . . 21
            6.6     Insurance   . . . . . . . . . . . . . . . . . . . . . . 21
            6.7     Principal Depository  . . . . . . . . . . . . . . . . . 21
            6.8     Quick Ratio   . . . . . . . . . . . . . . . . . . . . . 21
            6.9     Debt-Tangible Net Worth Ratio   . . . . . . . . . . . . 21
            6.10    Tangible Net Worth  . . . . . . . . . . . . . . . . . . 21
            6.11    Profitability   . . . . . . . . . . . . . . . . . . . . 21
            6.12    Further Assurances  . . . . . . . . . . . . . . . . . . 22

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7.          NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . 22
            7.1     Dispositions  . . . . . . . . . . . . . . . . . . . . . 22
            7.2     Change in Business  . . . . . . . . . . . . . . . . . . 22
            7.3     Mergers or Acquisitions   . . . . . . . . . . . . . . . 22
            7.4     Indebtedness  . . . . . . . . . . . . . . . . . . . . . 22
            7.5     Encumbrances  . . . . . . . . . . . . . . . . . . . . . 22
            7.6     Distributions   . . . . . . . . . . . . . . . . . . . . 22
            7.7     Investments   . . . . . . . . . . . . . . . . . . . . . 23
            7.8     Transactions with Affiliates  . . . . . . . . . . . . . 23
            7.9     Subordinated Debt   . . . . . . . . . . . . . . . . . . 23
            7.10    Compliance  . . . . . . . . . . . . . . . . . . . . . . 23

8.          EVENTS OF DEFAULT   . . . . . . . . . . . . . . . . . . . . . . 23
            8.1     Payment Default   . . . . . . . . . . . . . . . . . . . 23
            8.2     Covenant Default  . . . . . . . . . . . . . . . . . . . 23
            8.3     Material Adverse Change   . . . . . . . . . . . . . . . 23
            8.4     Attachment  . . . . . . . . . . . . . . . . . . . . . . 23
            8.5     Insolvency  . . . . . . . . . . . . . . . . . . . . . . 24
            8.6     Other Agreements  . . . . . . . . . . . . . . . . . . . 24
            8.7     Subordinated Debt   . . . . . . . . . . . . . . . . . . 24
            8.8     Judgments   . . . . . . . . . . . . . . . . . . . . . . 24
            8.9     Misrepresentations  . . . . . . . . . . . . . . . . . . 24

9.          BANK'S RIGHTS AND REMEDIES  . . . . . . . . . . . . . . . . . . 24
            9.1     Rights and Remedies   . . . . . . . . . . . . . . . . . 24
            9.2     Power of Attorney   . . . . . . . . . . . . . . . . . . 25
            9.3     Bank Expenses   . . . . . . . . . . . . . . . . . . . . 25
            9.4     Remedies Cumulative   . . . . . . . . . . . . . . . . . 25
            9.5     Demand; Protest   . . . . . . . . . . . . . . . . . . . 25

10.         NOTICES   . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

11.         CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER  . . . . . . . . . . 26

12.         INTERCREDITOR PROVISIONS . . . . . . . . . . . . . . . . . . .  26
            12.1     Proportionate Interests   . . . . . . . . . . . . . .  26
            12.2     Designation of Service Agent  . . . . . . . . . . . .  26
            12.3     Resignation   . . . . . . . . . . . . . . . . . . . .  27
            12.4     Servicing Agent as Bank   . . . . . . . . . . . . . .  27
            12.5     No Agency   . . . . . . . . . . . . . . . . . . . . .  27
            12.6     No Reliance   . . . . . . . . . . . . . . . . . . . .  27

13.         GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . .  27
            13.1     Successors and Assigns  . . . . . . . . . . . . . . .  27
            13.2     Indemnification   . . . . . . . . . . . . . . . . . .  28
            13.3     Time of Essence   . . . . . . . . . . . . . . . . . .  28
            13.4     Severability of Provisions  . . . . . . . . . . . . .  28
            13.5     Amendments in Writing, Integration  . . . . . . . . .  28
            13.6     Counterparts  . . . . . . . . . . . . . . . . . . . .  28
            13.7     Survival  . . . . . . . . . . . . . . . . . . . . . .  29
            13.8     Confidentiality   . . . . . . . . . . . . . . . . . .  29

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         This LOAN AGREEMENT is entered into as of September 3, 1996 by and among SILICON VALLEY BANK ("SVB") as Servicing Agent and a Bank and BANK OF HAWAII ("BofH;" SVB and BofH are referred to individually herein as a "Bank," and collectively as the "Banks") and INTEVAC, INC., a Delaware corporation ("Borrower").

                                    RECITALS

         Borrower wishes to obtain credit from time to time from Banks, and Banks desire to advance credit to Borrower. This Agreement sets forth the terms on which Banks will lend to Borrower, and Borrower will repay the advances to Banks.

                                   AGREEMENT

         The parties agree as follows:

         1.      DEFINITIONS AND CONSTRUCTION

                 1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

                          " Accounts" means all now existing and hereafter
arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

                          "Advance" or "Advances" means a Receivables Advance
or an Inventory Advance.

                          "Affiliate" means, with respect to any Person, any
Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

                          "Backlog" means backlog as reported by Borrower on a
basis consistent with past practice. Backlog represents valid purchase orders with a scheduled delivery date.

                          "Bank Expenses" means all: reasonable costs or
expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and each Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents, whether or not suit is brought.

                          "Borrower's Books" means all of Borrower's books and
records relating to its property.

      "Borrowing Base" means an amount equal to Eighty Percent (80%) of Eligible Accounts.

                          "Business Day" means a day of the year (a) that is
not a Saturday, Sunday or other day on which banks in the States of California or Hawaii or the City of London are authorized or required to close and (b) on which dealings are carried on in the interbank market in which Banks customarily participate.





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                          "Closing Date" means the date of this Agreement.

                          "Code" means the California Uniform Commercial Code.

                          "Collateral" means the property described on
Exhibit A.

                          "Committed Line" means Twenty Million Dollars
($20,000,000).

                          "Contingent Obligation" means, as applied to any
Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

                          "Current Liabilities" means, as of any applicable
date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, excluding all outstanding Advances made under Section 2.1 hereof, but including all other Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of Borrower or any Subsidiary to a date more than one year from the date of determination.

                          "Daily Balance" means the amount of the Obligations
owed at the end of a given day.

                          "Eligible Accounts" means those Accounts that arise
in the ordinary course of Borrower's business that comply with all of Borrower's representations and warranties to Banks set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Banks in Banks' reasonable judgment and upon thirty (30) days prior written notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Banks, Eligible Accounts shall not include the following:

                          (a)     Accounts that the account debtor has failed
to pay within ninety (90) days of invoice date;

                          (b)     Accounts with respect to an account debtor,
fifty percent (50%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

                          (c)     Accounts with respect to which the account
debtor is an officer, employee, or agent of Borrower, except that Accounts from Kaiser Aerospace & Electronics and its subsidiaries are not excluded from "Eligible Accounts" under this clause (c);





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                          (d)     Accounts with respect to which goods are
placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

                          (e)     Accounts with respect to which the account
debtor is an Affiliate of Borrower, except that Accounts from Kaiser Aerospace & Electronics and its Subsidiaries are not excluded from "Eligible Accounts" under this clause (e);

                          (f)     Accounts with respect to which the account
debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

                          (g)     Accounts with respect to which the account
debtor is the United States or any department agency, or instrumentality of the United States, except to the extent Borrower has filed notices under the Assignment of Claims Act in a form acceptable to Banks;

                          (h)     Accounts with respect to which Borrower is
liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower, except advances and deposits from customers are not excluded from "Eligible Accounts" under this clause (h);

                          (i)     Accounts with respect to an account debtor,
including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except for the accounts of Seagate for which the applicable percentage shall be fifty percent (50%) and others as pre-approved by Banks in writing;

                          (j)     Accounts with respect to which the account
debtor disputes liability or makes any claim with respect thereto as to which Servicing Agent reasonably believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

                          (k)     Accounts the collection of which Servicing
Agent reasonably determines to be doubtful.

                          "Eligible Foreign Accounts" means Accounts with
respect to which the account debtor does not have its principal place of business in the United States and that are: (1) covered by credit insurance in form and amount, and by an insurer satisfactory to Bank less the amount of any deductible(s) which may be or become owing thereon; or (2) supported by one or more letters of credit in favor of Bank as beneficiary, in an amount and of a tenor, and issued by a financial institution, acceptable to Bank; or (3) that Bank approves on a case-by-case basis including those Accounts of Matsubo (which Bank has pre-approved).

                          "Eligible Inventory" means Inventory as reported by
Borrower on a consistent basis in accordance with GAAP.

                          "Equipment" means machinery, equipment, tenant
improvements, furniture, fixtures, vehicles, tools, parts and attachments.

                          "Equivalent Amount" means the equivalent in United
States Dollars of an Optional Currency, calculated at the spot rate for the purchase of such Optional Currency by BofH.

                          "Exchange Contracts" means the foreign exchange
contracts entered into pursuant to Section 2.1.2.





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                          "ERISA" means the Employment Retirement Income
Security Act of 1974, as amended, and the regulations thereunder.

                          "GAAP" means generally accepted accounting principles
as in effect from time to time.

                          "Indebtedness" means (a) all indebtedness for
borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and
(d) all Contingent Obligations.

                          "Insolvency Proceeding" means any proceeding
commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, extension generally with all or substantially all creditors, or proceedings seeking general reorganization, arrangement, or other relief.

                          "Interest Period" means for each LIBOR Rate Advance,
a period of approximately one, three or six months as Borrower may elect, provided that the last day of an Interest Period for a LIBOR Rate Advance shall be determined in accordance with the practices, of the LIBOR interbank market as from time to time in effect, provided, further, in all cases such period shall expire not later than the applicable Maturity Date.

                          "Inventory" means all present and future inventory in
which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

                          "Inventory Advance" means a cash advance pursuant to
Section 2.1(b).

                          "Inventory Borrowing Base" means an amount equal to
Twenty Five Percent (25%) of the net book value of the Eligible Inventory.

                          "Inventory Facility" means the facility under which
Borrower may request Banks to issue cash advances, as specified in Section 2.1.3(b).

                          "Investment" means any beneficial ownership of
(including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

                          "IRC" means the Internal Revenue Code of 1986, as
amended, and the regulations thereunder.

                          "Issuing Bank" means the Bank issuing a Letter of
Credit pursuant to Section 2.1.1. SVB shall be the Issuing Bank, except that BofH shall be the Issuing Bank if (i) SVB is unable to issue a Letter of Credit or (ii) a Letter of Credit issued by SVB would require confirmation by another bank under circumstances in which a Letter of Credit issued by BofH would not require confirmation.





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                          "LIBOR Base Rate" means, for any Interest Period for
a LIBOR Rate Advance, the rate of interest per annum determined by SVB to be the per annum rate of interest at which deposits in United States Dollars are offered to SVB in the London interbank market in which SVB customarily participates at 11:00 A.M. (local time in such interbank market) three (3) Business Days before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

                          "LIBOR Rate" shall mean, for any Interest Period for
a LIBOR Rate Advance, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such Interest Period divided by (ii) 1 minus the Reserve Requirement for such Interest Period.

                          "LIBOR Rate Advance" means a LIBOR Rate Receivables
Advance or a LIBOR Rate Inventory Advance.

                          "LIBOR Rate Inventory Advance" means an Inventory
Advance bearing interest at a rate equal to the LIBOR Rate plus three and one half percent (3 1/2%).

                          "LIBOR Rate Receivables Advance" means a Receivables
Advance bearing interest at a rate equal to the LIBOR Rate plus two and one half percent (2 1/2%).

                          "Lien" means any mortgage, lien, deed of trust,
security interest or other encumbrance.

                          "Loan Documents" means, collectively, this Agreement,
any note or notes executed by Borrower, and any other agreement entered into between Borrower and Banks in connection with this Agreement, all as amended or extended from time to time.

                          "Material Adverse Effect" means a material adverse
effect on (i) the business operations or financial condition of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower, taken as a whole, to repay the Obligations.

                          "Maturity Date" means May 1, 1997.

                          "Negotiable Collateral" means all of Borrower's
present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

                          "Obligations" means all debt, principal, interest,
Bank Expenses and other amounts owed to the Banks by Borrower pursuant to this Agreement, whether absolute or contingent, due or to become due (including any interest accruing after the commencement of an Insolvency Proceeding and any interest that would have accrued but for the commencement of an Insolvency Proceeding), now existing or hereafter arising.

                          "Percentage Share" means, as to each Bank, the
percentage calculated in accordance with Section 12.1 hereof.

                          "Periodic Payments" means all installments or similar
recurring payments that Borrower may now or hereafter become obligated to pay to either Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and such Bank.





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                          "Permitted Indebtedness" means:

                          (a)     Indebtedness of Borrower in favor of Bank
arising under this Agreement or any other Loan Document;

                          (b) Indebtedness existing on the Closing Date and
disclosed in the Schedule;

                          (c) Indebtedness to trade creditors and with respect
to surety bonds and similar obligations incurred in the ordinary cause of business;

                          (d)     Subordinated Debt;

                          (e)     Indebtedness of Borrower to any Subsidiary
and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

                          (f)     Indebtedness secured by Permitted Liens;

                          (g)     Capital leases or indebtedness incurred
solely to purchase equipment which is secured in accordance with clause (c) of "Permitted Liens" below and is not in excess of the lesser of the purchase price of such equipment or the fair market value of such equipment on the date of acquisition; and

                          (h)     Extensions, refinancings, modifications,
amendments and restatements of any of items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

                          "Permitted Investment" means:

                          (a)     Investments existing on the Closing Date
disclosed in the Schedule; and

                          (b)     (i) marketable direct obligations issued or
unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and
(iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, and (iv) any Investments permitted by Borrower's investment policy, as amended from time to time, provided that such investment policy (any such amendment thereto) has been approved by Bank;

                          (c)     Investments consisting of the endorsement of
negotiable instrument for deposit or collection or similar transaction in the ordinary course of business;

                          (d)     Investments accepted in connection with
Transfers permitted by Section 6.1;

                          (e)     Investments (whether consisting of the
purchase or securities, loans, capital contribution, or otherwise) of Subsidiaries in or to other Subsidiaries or in Borrower;





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
                          (f)     Investments consisting of (i) compensation of
employees, officers and directors of Borrower or its Subsidiaries so long as the Board of Directors of Borrower determines that such compensation is in the best interests of Borrower, (ii) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, and (iii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower's Board of Directors;

                          (g)     Investments (including debt obligations)
received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

                          (h)     Investments pursuant to or arising under
currency agreements or interest rate agreements entered into in the ordinary course of business;

                          (i)     Investments consisting of notes receivable
of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments by Borrower in any Subsidiary;

                          (j)     Investments constituting acquisitions
permitted under Section 7.3;

                          (k)     Deposit accounts of Borrower in which Banks
have a Lien prior to any other Lien; and

                          (l)     Investments made in accordance with
Borrower's investment policy, as reviewed by Banks and approved from time to time by Borrower's board of directors.

                          "Permitted Liens" means the following:

                          (a)     Any Liens existing on the Closing Date and
disclosed in the Schedule;

                          (b)     Liens for taxes, fees, assessments or other
governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's security interests;

                          (c)     Liens (i) upon or in any Equipment acquired
or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

                          (d)     Liens on Equipment leased by Borrower or any
Subsidiary pursuant to an operating or capital lease in the ordinary course of business (including proceeds thereof and accessions thereto) incurred solely for the purpose of financing the lease of such Equipment (including Liens pursuant to leases permitted pursuant to Section 7.1 and Liens arising from UCC financing statements regarding leases permitted by this Agreement);

                          (e)     Leases or subleases and license and
sublicenses granted to others in the ordinary course of Borrower's business not interfering in any material respect with the business of Borrower and its Subsidiaries taken as a whole, and any interest or title of a lessor, licensor or under any lease or license;

                          (f)     Liens on assets (including the proceeds
thereof and accessions thereto) that existed at the time such assets were acquired by Borrower or any Subsidiary (including Liens on assets of any corporation that existed at the time it became or becomes a Subsidiary); provided such Liens are not granted in contemplation of or in connection with the acquisition of such asset by Borrower or a Subsidiary;

                          (g)     Liens arising from judgments, decrees or
attachments in circumstances not constituting an Event of Default under Section 8.8;

                          (h)     Easements, reservations, rights-of-way,
restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not constituting a Material Adverse Effect;

                          (i)     Liens in favor of customs and revenue
authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

                          (j)     Liens that are not prior to the Lien of Bank
which constitute rights of set-off of a customary nature or banker's Liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangement entered in to with banks in the ordinary course of business;

                          (k)     Earn-out and royalty obligations existing on
the date hereof or entered into in connection with an acquisition permitted by
Section 7.3;

                          (l)     Liens incurred in connection with the
extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a), (c), (d), (e), (f) and (k) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

                          (m)     Liens on insurance proceeds in favor of
insurance companies granted solely as security for financed premiums.

                          "Person" means any individual, sole proprietorship,
partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

                          "Prime Rate" means the variable rate of interest, per
annum, most recently announced by SVB as its "prime rate," or by BofH as its "base rate," as applicable to the Advances made hereunder by each Bank, whether or not such announced rate is the lowest rate available from such Bank.

                          "Prime Rate Advance" means a Prime Rate Receivables
Advance or a Prime Rate Inventory Advance.

                          "Prime Rate Inventory Advance" means an Inventory
Advance bearing interest at a rate equal to the Prime Rate plus 1 percent.

                          "Prime Rate Receivables Advance" means a Receivables
Advance bearing interest at a rate equal to the Prime Rate.

                          "Quick Assets" means, at any date as of which the
amount thereof shall be determined, the consolidated cash, cash-equivalents, accounts receivable and investments with maturities not to exceed twelve (12) months of Borrower determined in accordance with GAAP.

                          "Receivables Advance" means a cash advance pursuant
to Section 2.1(a).

                          "Responsible Officer" means each of the Chief
Executive Officer, the Chief Financial Officer and the Corporate Controller of Borrower.

                          "Revolving Facility" means the facility under which
Borrower may request Bank to issue cash advances, as specified in Section 2.1 hereof.

                          "Schedule" means the schedule of exceptions, if any,
attached hereto.

                          "Subordinated Debt" means any debt incurred by
Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

                          "Subsidiary" means any corporation or partnership in
which (i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, be owned by Borrower, either directly or through an Affiliate.

                          "Tangible Net Worth" means at any date as of which
the amount thereof shall be determined, the consolidated total assets of Borrower and its Subsidiaries minus, without duplication, (i) the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and
(ii) Total Liabilities.

                          "Total Liabilities" means at any date as of which the
amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness, but specifically excluding Subordinated Debt.

         2.      LOAN AND TERMS OF PAYMENT

                 2.1      Advances.

                          (a)     Receivables Advances.  Subject to and upon
the terms and conditions of this Agreement, each Bank agrees to make Receivables Advances to Borrower in an aggregate amount not to exceed such Bank's Percentage Share of the lesser of (i) the Committed Line minus the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) minus the outstanding amount of the Foreign Exchange Reserve and minus the outstanding Inventory Advances, or (ii) the Borrowing Base minus the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) minus the outstanding amount of the Foreign Exchange Reserve and minus the outstanding Inventory Advances. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this
Section 2.1 may be repaid and reborrowed at any time during the term of this Agreement.

                          (b)     Inventory Advances.  Subject to and upon the
terms and conditions of this Agreement, each Bank agrees to make Inventory Advances to Borrower in an aggregate amount not to exceed such Bank's Percentage Share of the lesser of (i) the Committed Line minus the outstanding Receivables Advances minus the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and minus the outstanding amount of the

Foreign Exchange reserve or (ii) the Inventory Borrowing Base; provided that in any case the outstanding Inventory Advances shall not exceed the lesser of (i) Six Million Dollars ($6,000,000) or (ii) Thirty Percent (30%) of the aggregate outstanding Receivables Advances plus Inventory Advances, and provided further that Inventory Advances may be outstanding only for so long as the Inventory Backlog exceeds Twenty-four Million Dollars ($24,000,000).

                          (c)     Requests for Advances.  Whenever Borrower
desires an Advance, Borrower will notify Servicing Agent by facsimile transmission or telephone no later than 3:00 p.m. California time on the Business Day that a Prime Rate Advance is to be made and 3:00 p.m. California time on the Business Day that is three (3) Business Days prior to the Business Day on which a LIBOR Rate Advance is to be made. Servicing Agent shall promptly deliver such notice to the Banks. Each Bank may make Advances under this Agreement, based upon instructions received by Servicing Agent from a Responsible Officer, or without instructions if in Servicing Agent's discretion such Advances are necessary to meet Obligations under this Agreement which have become due and remain unpaid. Each Bank shall be entitled to rely on any notice by telephone or otherwise given by a person who Servicing Agent reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold such Bank harmless for any damages or loss suffered by such Bank as a result of such reliance. Such Bank will wire or credit, as appropriate, the amount of Advances in United States Dollars made under this Section 2.1 to Borrower's deposit account held by Servicing Agent.

         Each such notice shall specify:

                          (i)     the date such Advance is to be made, which
shall be a Business Day;

                          (ii)    the amount of such Advance;

                          (iii)   whether such Advance is to be a Receivables
Advance or an Inventory Advance;

                          (iv)    whether such Advance is to be a Prime Rate
Advance or a LIBOR Rate Advance;

                          (v)     if the Advance is to be a LIBOR Rate Advance,
the Interest Period for such Advance.

Each written request for an Advance, and each confirmation of a telephone request for such an Advance, shall be in the form of an Advance Request Form in the form of Exhibit B for a Prime Rate Advance, and an Advance Request Form in the form of Exhibit C-1 for a LIBOR Rate Advance, in each case executed by Borrower.

                          (d)     Prime Rate Advances.  Each Prime Rate Advance
shall be in an amount not less than Twenty Five Thousand Dollars ($25,000).
The outstanding principal balance of each Prime Rate Receivables Advance shall bear interest (computed daily on the basis of a 360 day year and actual days elapsed), at a rate per annum equal to the Prime Rate. The outstanding principal balance of each Prime Rate Inventory Advance shall bear interest (computed daily on the basis of a 360 day year and actual days elapsed) at a rate per annum equal to the Prime Rate plus One Percent (1%). Borrower shall pay the entire outstanding principal amount of each Prime Rate Advance on the Maturity Date.

                          (e)     LIBOR Rate Advances.  Each LIBOR Rate Advance
shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000). The outstanding principal balance of each LIBOR Rate Receivables Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed) at a rate per annum equal to the LIBOR

Rate plus 250 basis points for such LIBOR Rate Advance. The outstanding principal balance of each LIBOR Rate Inventory Advance shall bear interest (computed daily on the basis of a 360 day year and actual days elapsed) at a rate per annum equal to the LIBOR rate plus 350 basis points. The entire outstanding principal amount of each LIBOR Rate Advance shall be due and payable on the last day of the LIBOR Rate Interest Period for such LIBOR Rate Advance. Not more than ten (10) LIBOR Rate Advances shall be outstanding at any time.

                          (f)     Prepayment of the Advances.  Borrower may at
any time prepay any Prime Rate Advance or any LIBOR Rate Advance, in full or in part. Each partial prepayment for a LIBOR Rate Advance shall be in an amount not less than Two Hundred Fifty Thousand Dollars ($250,000). Each prepayment shall be made upon the irrevocable written or telephone notice of Borrower received by Servicing Agent not later than 10:00 a.m. California time on the date of the prepayment of a Prime Rate Advance, and not less than three (3) Business Days prior to the date of the prepayment of a LIBOR Rate Advance. The notice of prepayment shall specify the date of the prepayment, the amount of the prepayment, and the Advance or Advances to be prepaid. Each prepayment of a LIBOR Rate Advance shall be accompanied by the payment of accrued interest on the amount prepaid and any amount required by Section 2.8.

         The Revolving Facility shall terminate on the Maturity Date, at which time all Advances under this Section 2.1 and other amounts due under this Agreement shall be immediately due and payable.

                          2.1.1   Letters of Credit.

                                  (a)      At Borrower's written request,
Issuing Bank shall issue Letters of Credit for Borrower's account. Each Bank severally agrees to participate in Letters of Credit, in accordance with such Bank's Percentage Share.

                                  (b)      Issuing Bank shall issue the Letter
of Credit upon receipt of a Borrower's written request and Issuing Bank's standard form of application, stating (a) the date such Borrower wishes to receive the Letter of Credit (which shall be a Business Day); (b) the requested amount of such Letter of Credit; (c) the aggregate amount of all Advances and Letters of Credit then outstanding; (d) if appropriate, the conditions requested by Borrower under which the Letter of Credit may be drawn upon; and
(e) any other information Issuing Bank might need to issue the Letter of Credit. Issuing Bank shall promptly notify all of the Banks upon receipt of a request for a Letter of Credit.

                                  (c)      The maximum aggregate obligation at
any one time for undrawn and drawn but unreimbursed Letters of Credit shall be Five Million Dollars ($5,000,000). Each Letter of Credit shall be issued pursuant to the terms and conditions of this Agreement and of the Issuing Bank's standard form of application and security agreement for letters of credit. Each Letter of Credit shall (a) expire no later than the Maturity Date, and (b) be otherwise in form and substance satisfactory to Issuing Bank, provided that a Letter of Credit may expire after the Maturity Date for so long as Borrower's reimbursement obligation in connection therewith is secured by cash on terms acceptable to Banks. Upon issuing a Letter of Credit, the Issuing Bank shall immediately notify the other Bank of such issuance and shall, on a continuing basis, keep the other Bank informed of the drawn and undrawn but unreimbursed amount of each Letter of Credit for so long as such Letter of Credit is outstanding. With respect to standby Letters of Credit, Borrower shall pay to Issuing Bank a nonrefundable issuance fee not to exceed one and one-half percent (11/2%) of the face amount of the Letter of Credit at the time Borrower requests the Letter of Credit. The Issuing Bank shall retain a fee equal to one-eighth of one percent (0.125%) of the face amount of the Letter of Credit, and shall share the balance of such issuance fee equally with the other Bank. With respect to commercial Letters of Credit, Borrower shall pay to Issuing Bank a nonrefundable issuance fee equal to one-eighth of one percent (0.125%) of the face amount of the Letter of Credit at the time Borrower requests the Letter of Credit and a negotiation fee equal to one-eighth of one percent (0.125%) of the face amount of the

Letter of Credit at the time a draw is made on the Letter of Credit. The Issuing Bank shall retain an issuance fee of One Hundred Dollars ($100) and a negotiation fee of One Hundred Dollar ($100), and shall share the balance of such issuing fee and negotiation fee equally with the other Bank. On the day on which Issuing Bank honors any drawing made by the beneficiary of a Letter of Credit, Borrower shall pay to Issuing Bank the full amount of the drawing so honored, or at Borrower's option, shall treat the amount of such drawing as an Advance under Section 2.1. The obligation to reimburse Issuing Bank for the amount of such drawing is absolute, unconditional, and irrevocable.

                                  (d)      Borrower may request that Issuing
Bank issue a Letter of Credit payable in a currency other than United States Dollars. If a demand for payment is made under any such Letter of Credit, Issuing Bank shall treat such demand as an Advance to Borrower of the Equivalent Amount thereof. Upon the issuance of any Letter of Credit payable in a currency other than United States Dollars, Banks shall create a reserve under the Committed Line for letters of credit against fluctuations in currency exchange rates, in an amount equal to twenty percent (20%) of the face amount of such Letter of Credit. The amount of such reserve may be amended by Banks from time to time to account for fluctuations in the exchange rate. The availability of funds under the Committed Line shall be reduced by the amount of such reserve for so long as such Letter of Credit remains outstanding.

                          2.1.2   Foreign Exchange Contract; Foreign Exchange
Settlements.

                                  (a)      Subject to the terms of this
Agreement, Borrower may utilize up to One Million Dollars ($1,000,000) for Exchange Contracts, pursuant to which a Bank shall sell to or purchase from Borrower foreign currency on a spot or future basis. All Exchange Contracts must provide for delivery of settlement on or before the Maturity Date. The limit available at any time shall be reduced by the following amounts (the "Foreign Exchange Reserve") on each day (the "Determination Date"): (i) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed more than two business days from the Determination Date, 10% of the gross amount of the Exchange Contracts; plus (ii) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed within two business days after the Determination Date, 100% of the gross amount of the Exchange Contracts. In lieu of the Foreign Exchange Reserve for 100% of the gross amount of any Exchange Contract, Borrower may request that Bank treat such amount as an Advance under the Committed Line.

                                  (b)      Bank may, in its discretion,
terminate the Exchange Contracts at any time (a) that an Event of Default occurs or (b) that there is no sufficient availability under the Committed Line and Borrower does not have available funds in its bank account to satisfy the Foreign Exchange Reserve. If Bank terminates the Exchange Contracts, and without limitation of any applicable indemnities, Borrower agrees to reimburse Bank for any and all fees, costs and expenses relating thereto or arising in connection therewith.

                                  (c)      Borrower shall not permit the total
gross amount of all Exchange Contracts on which delivery is to be effected and settlement allowed in any two business day period to be more than One Million Dollars ($1,000,000) nor shall Borrower permit the total gross amount of all Exchange Contracts to which Borrower is a party, outstanding at any one time, to exceed Ten Million Dollars ($10,000,000).

                                  (d)      Borrower shall execute all standard
form applications and agreements of Bank in connection with the Exchange Contracts and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Bank in connection with the Exchange Contracts.

                          2.2      Overadvances.  If. at any time or for any
reason, the sum of (i) Receivables Advances owed by Borrower to Banks pursuant to Section 2.1(a) of this Agreement plus (ii) the face amount of Letters of Credit issued under Section 2.1.1 (including undrawn and drawn but unreimbursed Letters of Credit) plus (iii) the reserve, if any, taken under Section 2.1.1(d) plus (iv) the Foreign Exchange Reserve is greater than the lesser of the Borrowing Base or the Committed. Line, Borrower shall immediately pay to Servicing Agent, in cash, the amount of such excess, for payment to the Banks according to their respective Percentage Shares. If, at any time or for any reason, the amount of the Inventory Advances owed by Borrower to Banks pursuant to Section 2.1(b) of this Agreement is greater than the least of (i) Six Million Dollars ($6,000,000) or (ii) the Inventory Borrowing Base or (iii) Thirty Percent (30%) of the outstanding Advances, Borrower shall immediately pay to Servicing Agent in cash the amount of such excess, for payment to the Banks according to their respective Percentage Shares.

                 2.3     Interest Rates, Payments, and Calculations.

                         (a)      Interest Rate.  Except as set forth in
Section 23(b), any Advances of each Bank shall bear interest, on the average Daily Balance, at the rates specified in Sections 2.1(d), and 21(e), respectively.

                         (b)      Default Rate.  All Obligations shall bear
interest, from and after the occurrence of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

                         (c)      Payments.  Accrued interest shall be due and
payable in arrears upon the earlier of (i) with respect to any LIBOR Advance, the end of the Interest Period or (ii) any payment of principal or (iii) on the first day of each calendar month. Servicing Agent shall, at the option of Servicing Agent, charge such interest, all Bank Expenses, and all Periodic Payments against Borrower's deposit account held at SVB or against the Committed Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

                         (d)      Computation.  In the event the Prime Rate is
changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased effective as of 12:01 a.m. on the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

                 2.4 Crediting Payments. Prior to the occurrence of an Event of Default, each Bank shall credit a wire transfer of funds, check, or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuation of an Event of Default, the receipt by a Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by a Bank after noon California time shall be deemed to have been received by such Bank as of the opening of business on the immediately following Business Day. Whenever any payment to a Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

                 2.5     Fees.  Borrower shall pay to Banks the following:

                         (a)      Facility Fee.  An annual Facility Fee equal
to one tenth of one percent (0.1%) of the Committed Line plus one half of one percent (0.5%) of the Inventory Line, pro-rated.

                         (b)      Financial Examination and Appraisal Fees.
Each Bank's customary fees and out-of-pocket expenses for such Bank's audits of Borrower's Accounts, and for each appraisal of Collateral and financial analysis and examination of Borrower performed from time to time by such Bank or its agents; and

                         (c)      Bank Expenses.  Upon the date hereof, all
Bank Expenses incurred through the date hereof, including reasonable attorneys' fees and expenses, and, within thirty (30) days of demand, other Bank Expenses as they become due from time to time hereunder.

                 2.6 Additional Costs. In case any law, regulation, treaty or official directive or the written interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

                         (a)      subjects any Bank to any tax with respect to
payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of such Bank imposed by the United States of America or any political subdivision thereof);

                         (b)      imposes, modifies or deems applicable any
deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, any Bank; or

                         (c)      imposes upon any Bank any other material
condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to such Bank, reduce the income receivable by such Bank or impose any expense upon such Bank with respect to any loans, such Bank shall notify Borrower thereof in writing. Borrower shall pay to such Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by such Bank of a statement of the amount and setting forth such Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error; provided, however, that Borrower shall not be liable for any such amount attributable to any period prior to 180 days prior to the date of such certificate.

                 2.7     Conversion/Continuation of Advances.

                         (a)      Borrower may from time to time submit in
writing a request that Prime Rate Advances be converted to LIBOR Rate Advances or that any existing LIBOR Rate Advances continue for an additional Interest Period. Such request shall specify the amount of the Prime Rate Advances that will constitute LIBOR Rate Advances (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Advances. Each written request for a conversion to a LIBOR Rate Advance or a continuation of a LIBOR Rate Advance shall be substantially in the form of a LIBOR Rate Conversion/Continuation Certificate as set forth on Exhibit C-2, which shall be duly executed by a Responsible Officer. Subject to the terms and conditions contained herein, three (3) Business Days after Servicing Agent's receipt of such a request from Borrower, such Prime Rate Advances shall be converted to LIBOR Rate Advances or such LIBOR Rate Advances shall continue, as the case may be provided that:

                                  (i)     no Event of Default or event which
with notice or passage of time or both would constitute an Event of Default exists;

                                  (ii)    no party hereto shall have sent any
notice of termination of the Agreement;

                                  (iii)   Borrower shall have complied with
such customary procedures as Banks have established from time to time for Borrower's requests for LIBOR Rate Advances;

                                  (iv)    the amount of a Prime Rate Advance
shall be $25,000 or more, and the amount of a LIBOR Rate Advance shall be $500,000 or such greater amount which is an integral multiple of $50,000; and

                                  (v)     Servicing Agent shall have determined
that the Interest Period or LIBOR Rate is available to Banks as of the date of the request for such LIBOR Rate Advance.

         Any request by Borrower to convert Prime Rate Advances to LIBOR Rate Advances or continue any existing LIBOR Rate Advances shall be irrevocable. Notwithstanding anything to the contrary contained herein, Banks shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Advances, but the provisions hereof shall be deemed to apply as if Banks had purchased such deposits to fund the LIBOR Rate Advances.

                          (b)      Any LIBOR Rate Advances shall
automatically convert to Prime Rate Advances upon the last day of the applicable Interest Period, unless Banks have received and approved a complete and proper request to continue such LIBOR Rate Advance at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any LIBOR Rate Advances shall, at Banks' option, convert to Prime Rate Advances in the event that an Event of Default shall exist. Borrower shall pay to Banks, upon demand by Banks (or Servicing Agent may, at its option, charge Borrower's deposit account) any amounts required to compensate Banks for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Advances to Prime Rate Advances pursuant to any of the foregoing.

                  2.8 Additional Requirements/Provisions Regarding LIBOR Rate Advances.

                          (a)      If for any reason (including voluntary or
mandatory prepayment or acceleration), Banks receive all or part of the principal amount of a LIBOR Rate Advance prior to the last day of the Interest Period for such LIBOR Rate Advance Borrower shall on demand by Servicing Agent, pay Servicing Agent the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period or term exceeds (ii) the interest which would have been recoverable by Banks by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period or term at the interest rate determined by Servicing Agent in its reasonable discretion. Servicing Agent's determination as to such amount shall be conclusive absent manifest error.

                          (b)      Borrower shall pay to a Bank, upon demand
by a Bank, from time to time such amounts as such Bank may reasonably determine to be necessary to compensate it for any costs incurred by such Bank that such Bank determines are attributable to its making or maintaining of any amount receivable by such Bank hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:

                                        (i)     changes the basis of taxation
of any amounts payable to such Bank under this Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office); or

                                        (ii)    imposes or modifies any
reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of such Bank (including any Advances or any deposits referred to in the definition of "LIBOR Base Rate"); or

                                        (iii)   imposes any other material
condition affecting this Agreement (or any of such extensions of credit or liabilities).

Such Bank will notify Borrower of any event occurring after the date of the Agreement which will entitle such Bank to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Such Bank will furnish Borrower with a statement setting forth the basis and amount of each request by such Bank for compensation under this Section 2.8. Determinations and allocations by a Bank for purposes of this Section 2.8 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances or of making or maintaining Advances or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

                                  (c)      Borrower shall pay to a Bank, upon
the request of such Bank, such amount or amounts as shall be sufficient (in the sole good faith opinion of such Bank) to compensate it for any reasonable loss, costs or expense incurred by it as a result of any failure by Borrower to borrow a LIBOR Rate Advance on the date for such borrowing specified in the relevant notice of borrowing hereunder.

                                  (d)      If a Bank shall determine that the
adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank or any person or entity controlling Bank (a "Parent") as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by such Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate such Bank for such reduction. A statement of such Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

                                  (e)      If at any time a Bank, in its sole
and absolute discretion, determines that: (i) the amount of the LIBOR Rate Advances for periods equal to the corresponding Interest Periods or any other period are not available to such Bank in the offshore currency interbank markets, or (ii) the LIBOR Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate Advance, then such Bank shall promptly give notice thereof to Borrower, and upon the giving of such notice such Bank's obligation to make the LIBOR Rate Advances shall terminate, unless Banks and Borrower agree in writing to a different interest rate applicable to LIBOR Rate Advances. If it shall become unlawful for a Bank to continue to fund or maintain any Advances, or to perform its obligations hereunder, upon demand by such Bank, Borrower shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 2.8(a)).

                 2.9 Term. This Agreement shall become effective upon the date hereof and shall continue in full force and effect for a term ending on the Maturity Date. Notwithstanding the foregoing, Banks shall have the right to terminate any obligation to make Advances and Inventory Advances under this Agreement immediately and without notice upon the earlier of (i) the occurrence and during the continuance of an Event of Default or (ii) the Maturity Date.
On the date of termination, all Obligations shall become immediately due and payable in cash or by wire transfer.

         3.      CONDITIONS OF LOANS

                 3.1 Conditions Precedent to Initial Advance. The obligation of either Bank to make the initial Advance or Inventory Advance subject to the condition precedent that such Bank shall have received, in form and substance satisfactory to such Bank, the following:

                          (a)     this Agreement;

                          (b)     a certificate of the Secretary of Borrower
with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

                          (c)     payment of the fees and Bank Expenses then
due specified in Section 2.5 hereof, provided reasonably detailed invoices are received; and

                          (d)     such other documents, and completion of such
other matters, as Banks may reasonably deem necessary or appropriate.

                 3.2 Conditions Precedent to all Advances. The obligation of any Bank to make each Advance or Inventory Advance, including the initial Advance, is further subject to the following conditions:

                          (a)     timely receipt by Servicing Agent of the Loan
Payment/Advance Request Form or LIBOR Rate Advance Request Form, as applicable, as provided in Section 2.1; and

                          (b)     the representations and warranties contained
in Section 5 shall be true and correct in all material respects on and as of the date of such Loan Payment/Advance Request Form or LIBOR Rate Advance Request Form, as applicable, and on the effective date of each Advance as though made at and as of each such date (except to the extent they relate specifically to an earlier date, in which case such representations and warranties shall continue to have been true and accurate as of such date), and no Event of Default shall have occurred and be continuing, or would result from such Advance.

       The making of each Advance and each Inventory Advance shall be deemed to be a representation and warranty by Borrower on the date of such Advance or Inventory Advance as to the accuracy of the facts referred to in this Section 3.2(b).

         4.      CREATION OF SECURITY INTEREST

                 4.1 Grant of Security Interest. Borrower grants and pledges to Banks a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing

Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

                 4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Servicing Agent, at the request of Servicing Agent, all Negotiable Collateral, all financing statements and other documents that Servicing Agent may reasonably request, in form satisfactory to Servicing Agent, to perfect and continue perfected Banks' security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

                 4.3 Right to Inspect. Any Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours, to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

         5.      REPRESENTATIONS AND WARRANTIES

                 Borrower represents and warrants (subject to the disclosures and exceptions set forth in Borrower's prospectus dated June 7, 1996) as follows:

                 5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified.

                 5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

                 5.3 No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of Liens, except for Permitted Liens.

                 5.4 Merchantable Inventory. All Inventory valued by Borrower in accordance with GAAP is in all material respects of good and marketable quality, free from all material defects.

                 5.5 Name; Location of Chief Executive Office. Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 9 hereof.

                 5.6 Litigation. There are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

                 5.7 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower and any Subsidiary that have been delivered by Borrower to Bank fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

                 5.8 Solvency. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

                 5.9 Regulatory Compliance. Borrower and each Subsidiary has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

                 5.10 Environmental Condition. Except as disclosed in Borrower's prospectus dated June 7, 1996, none of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

                 5.11 Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

                 5.12 Subsidiaries. Borrower does not own any stock., partnership interest or other equity securities of any Person, except for Permitted Investments.

                 5.13 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of their respective businesses as currently conducted.

                 5.14 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading (it being recognized by Bank, except as provided in Section 5.12, that the projections and forecasts provided by Borrower are not viewed as facts and that the actual results during the period or periods covered by any such projections or forecasts may differ from the projected or forecasted results).

         6.      AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as a Bank may have any commitment to make an Advance hereunder, Borrower shall do all of the following:

                 6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

                 6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

                 6.3      Financial Statements, Reports, Certificates.
Borrower shall deliver to Banks: (a) within five (5) days upon becoming available or, if earlier, to the extent applicable, forty-five (45) days after the end of each fiscal quarter, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission; (b) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more; and (c) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

                 Within twenty (20) days after the last day of each fiscal month, Borrower shall deliver to Servicing Agent Borrowing Base Certificates signed by a Responsible Officer in substantially the form of Exhibit D and Exhibit D-1 hereto, together with aged listings of accounts receivable and accounts payable and a backlog report. Within five (5) days of the last day of each week when an Inventory Advance is outstanding, Borrower shall deliver to Servicing Agent such Borrowing Base Certificates, together with aged listings of accounts receivable.

                 Borrower shall deliver to Banks with the quarterly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit E hereto.

                 As a condition to Borrower's requesting any Advances that would cause the aggregate outstanding balance of cash Advances to exceed Two Million Dollars ($2,000,000), Servicing Agent shall have a right to audit Borrower's Accounts at Borrower's expense.

                 Any Bank shall have a right from time to time hereafter to audit Borrower's Accounts at Borrower's expense, provided that such audits will be conducted no more often than annually unless an Event of Default has occurred and is continuing.

                 6.4 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Servicing Agent of all returns and recoveries and of all disputes and claims, where the return" recovery, dispute or claim involves more than Two Million Dollars ($2,000,000).

                 6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Banks, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Banks with proof satisfactory to Banks indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

                 6.6      Insurance.

                          (a)     Borrower, at its expense, shall keep its
business insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's ownership and use of its assets in amounts and of a type that are customary to businesses similar to Borrower's.

                          (b)     All such policies of insurance shall be in
such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Banks, showing Banks as an additional loss payee thereof and all liability insurance policies shall show Banks as an additional insured, and shall specify that the insurer must give at least twenty (20) days notice to Banks before canceling its policy for any reason. Upon a Servicing Agent's request, Borrower shall deliver to Servicing Agent certified copies of such policies of insurance and evidence of the payments of all premiums therefor. After the occurrence of an Event of Default, all proceeds payable under any such policy shall, at the option of Banks, be payable to Banks to be applied on account of the Obligations.

                 6.7 Principal Depository. Borrower shall maintain its principal depository and operating accounts with SVB.

                 6.8 Quick Ratio. Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Quick Assets to Current Liabilities (excluding non-refundable customer deposits) of at least 0.6 to 1.0 through September 30, 1996, and at least 0.75 to 1.00 thereafter.

                 6.9 Debt-Tangible Net Worth Ratio. Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Total Liabilities (excluding non-refundable customer deposits) less Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not more than 1.9 to 1.0 through September 30, 1996, and not more than 1.5 to 1.0 thereafter.

                 6.10 Tangible Net Worth. Borrower shall maintain, as of the last day of each fiscal quarter, a Tangible Net Worth of not less than Nineteen Million Dollars ($19,000,000) through September 30, 1996, and at least Twenty Two Million Dollars ($22,000,000) thereafter.


                 6.11 Profitability. Beginning with the quarter ended September 30, 1996, Borrower shall have a minimum net profit of One Dollars ($1.00) for each fiscal quarter, except Borrower may suffer a loss in one fiscal quarter.

                 6.12 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

         7.      NEGATIVE COVENANTS

                 Borrower covenants and agrees that, without the prior written consent of Banks, which may be withheld in Banks' sole discretion, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as a Bank may have any commitment to make any Advances, Borrower will not do any of the following:

                 7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries; or (iii) Transfers of worn-out or obsolete Equipment, or Equipment financed by other vendors; (iv) Transfers which constitute liquidation of Investments permitted under Section 7.7; and
(v) other Transfers not otherwise permitted by this Section 7.1 not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year.

                 7.2 Change in Business. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto), or suffer a material change in Borrower's ownership other than the sale of additional Common Stock of the Company. Borrower will not, without thirty (30) days prior written notification to Banks, relocate its chief executive office.

                 7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person [where the aggregate consideration paid in any fiscal year with respect to such mergers, consolidations and acquisitions exceeds Eight Million Dollars ($8,000,000) or where the cash payments made in connection with such mergers, consolidations or acquisitions during the twelve month period following the date of this Agreement exceeds Five Million Dollars ($5,000,000)]; provided that this Section 7.3 shall not apply to (i) the purchase of inventory, equipment or intellectual property rights in any transaction valued at less than One Hundred Thousand Dollars ($100,000) in the ordinary course of business or (ii) transactions among Subsidiaries or among Borrower and its Subsidiaries in which Borrower is the surviving entity.

                 7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

                 7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any accounts receivable, or permit any of its Subsidiaries so to do, except for Permitted Liens.

                 7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock; provided, that (i) Borrower may declare and make any dividend payment or other distribution payable in its equity securities, (ii) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefor, and (iii) Borrower may repurchase stock for so long as an Event of Default has not occurred and will not exist after giving effect to such repurchase.

                 7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

                 7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person except for transactions with a Subsidiary that are upon fair and reasonable terms and transactions constituting Permitted Investments.

                 7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Banks' prior written consent.

                 7.10 Compliance. Become an "investment company" controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or permit any of its Subsidiaries to do any of the foregoing.

         8.      EVENTS OF DEFAULT

         Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

                 8.1 Payment Default. If Borrower fails to pay the principal of, or any interest on,, any Advances when due and payable; or fails to pay any portion of any other Obligations not constituting such principal or interest, including without limitation Bank Expenses, within thirty (30) days of receipt by Borrower of an invoice for such other Obligations;

                 8.2 Covenant Default. If Borrower fails to perform any obligation under Sections 6.8, 6.9, 6.10, 6.11 or 6.12 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and a Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be required to be made during such cure period);

                 8.3 Material Adverse Change. If in a Bank's reasonable judgement there is a material impairment of the prospect of repayment of any portion of the Obligations;

                 8.4 Attachment. If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within twenty (20) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Advances will be required to be made during such cure period);

                 8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding);

                 8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or that could have a Material Adverse Effect;

                 8.7 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

                 8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment); or

                 8.9      Misrepresentations.  If any material
misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

         9.      BANKS RIGHTS AND REMEDIES

                 9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                          (a)     Declare all Obligations, whether evidenced by
this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 all Obligations shall become immediately due and payable without any action by Bank);

                          (b)     Cease advancing money or extending credit to
or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank; and

                          (c)     Demand that Borrower (i) deposit cash with
Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letters of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit;

                          (d)     Settle or adjust disputes and claims directly
with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

                          (e)     Without notice to Borrower set off and apply
to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank.

                 9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; and (e) settle and adjust disputes and claims respecting the Accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable.
The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and Bank's obligation to provide Advances hereunder is terminated.

                 9.3 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then a Bank may do any or all of the following: (a) make a payment of the same or any parts thereof; (b) set up such reserves under the Revolving Facility as Banks deem necessary to protect Banks from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by a Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided. Any payments made by a Bank shall not constitute an agreement by a Bank to make similar payments in the future or a waiver by a Bank of any Event of Default under this Agreement.

                 9.4 Remedies Cumulative. Banks' rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. A Bank shall have all other rights and remedies not inconsistent herewith as provided under applicable law. No exercise by a Bank of one right or remedy shall be deemed an election, and no waiver by a Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by a Bank shall constitute a waiver, election, or acquiescence by it. No waiver by a Bank shall be effective unless made in a written document signed on behalf of a Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

                 9.5 Demand; Protest. Subject to any requirement under other sections of this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by a Bank on which Borrower may in any way be liable.

         10.     NOTICES

                 Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to a Bank, as the case may be, at its addresses set forth below:



         If to Borrower:          Intevac, Inc.
                                  3550 Bassett Street
                                  Santa Clara, CA 95054
                                  Attn:  Chief Financial Officer
                                  FAX:   (408) 727-5739

         If to Servicing Agent    Silicon Valley Bank
         or SVB                   3003 Tasman Drive
                                  Santa Clara, CA 95054
                                  Attn:   Tom Vertin
                                  FAX:    (408) 748-9478

         If to BofH:              Bank of Hawaii
                                  111 South King Street
                                  Honolulu, HI 96813
                                  Attn: Bruce Helberg


         The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

         11.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

                 This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

         12.     INTERCREDITOR PROVISIONS

                 12.1 Proportionate Interests. Except as otherwise provided in this Agreement, the rights, interests, and obligations of each Bank under this Agreement and the Loan Documents at any time shall be shared in the ratio of (a) the maximum amount the Bank has committed to advance as set forth on the signature page signed by the Bank to (b) the Committed Line. Any reference in this Agreement or the Loan Documents to an allocation between or sharing by the Banks of any right, interest, or duty "ratably," "proportionally," "pro rata," or in similar terms shall refer to this ratio.
No Bank is obligated to advance any funds in lieu of or for the account of the other Bank if the latter Bank fails to make such Advance.

                 12.2 Designation of Service Agent. To facilitate the administration of this Agreement, SVB shall act as "Servicing Agent" for itself and BofH. Servicing Agent shall have only such duties as are expressly set forth in this Agreement, or as otherwise agreed in writing by the

Banks. Servicing Agent shall be deemed to act on behalf of both Banks whenever Servicing Agent acts under this Agreement.

                 12.3 Resignation. Servicing Agent may resign as Servicing Agent, upon thirty (30) day's written notice to the other Banks and to Borrower and appointment of a successor Servicing Agent. Upon receipt of notice of resignation, the Banks shall appoint a successor Servicing Agent. The resigning Servicing Agent shall cooperate fully in delivering to the successor Servicing Agent the Loan Documents and copies of all records relating to the Advances and payments made hereunder that the successor Servicing Agent reasonably requests.

                 12.4 Servicing Agent as Bank. SVB shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not Servicing Agent. The term "Banks" includes Servicing Agent in Servicing Agent's individual capacity. Servicing Agent and its Subsidiaries and Affiliates may accept deposits from, lend money to, act as agent or trustee for other lenders to, and generally engage in any kind of banking, trust, or other business with, any Borrower or any Subsidiary or Affiliates as if Servicing Agent were not Servicing Agent.

                 12.5 No Agency. EXCEPT AS SPECIFIED HEREIN, NEITHER BANK IS AN AGENT OF THE OTHER. NEITHER BANK HAS ANY AUTHORITY TO ACT OR FAIL TO ACT FOR THE OTHER. THE OBLIGATIONS OF EACH BANK HEREUNDER ARE SEVERAL. NO BANK SHALL BE LIABLE FOR THE FAILURE OF ANY OTHER BANK TO PERFORM ITS OBLIGATIONS HEREUNDER.

                 12.6 No Reliance. The provisions of this Article 12 are solely for the benefit of Banks in specifying their rights and obligations with respect to each other, and not for the benefit of any Borrower or its assigns or successors.

         13.     GENERAL PROVISIONS

                 13.1     Successors and Assigns.

                          (a)     This Agreement shall bind and inure to the
benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without a Bank's prior written consent, which consent may be granted or withheld in such Bank's sole discretion. Subject to the terms of any agreement between Banks, a Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in such Bank's obligations, rights and benefits hereunder, subject to the provisions of this Section 13.1.

                          (b)     A Bank may sell, negotiate or grant
participations to other financial institutions in all or part of the obligations of the Borrower outstanding under the Loan Documents, without notice to or the approval of Borrower; provided that any such sale, negotiation or participation shall be in compliance with the applicable federal and state securities laws and the other requirements of this Section 13.1. Notwithstanding the sale, negotiation or grant of participations, such Bank shall remain solely responsible for the performance of its obligations under this Agreement, and Borrower shall continue to deal solely and directly with such Bank in connection with this Agreement and the other Loan Documents.

                          (c)     The grant of a participation interest shall
be on such terms as a Bank determines are appropriate, provided only that (1) the holder of such a participation interest shall not have any of the rights of such Bank under this Agreement except, if the participation agreement so provides, rights to demand the payment of costs of the type described in
Section 2.6, provided that the aggregate amount that the Borrower shall be required to pay under Section 2.6 with respect to any ratable share of the Committed Line or any Advance (including amounts paid to participants) shall not exceed the amount that Borrower would have had to pay if no participation agreements had been entered into, and (2) the consent of the holder of such a participation interest shall not be required for amendments or waivers of provisions of the Loan Agreement other than those which (i) increase the amount of the Committed Line, (ii) extend the term of this Agreement, (iii) decrease the rate of interest or the amount of any fee or any other amount payable to a Bank under this Agreement, (iv) reduce the principal amount payable under this Agreement, or (v) extend the date fixed for the payment of principal or interest or any other amount payable under this Agreement.

                          (d)     A Bank may assign, from time to time, all or
any portion of the Committed Line to an Affiliate of such Bank or to The Federal Reserve Bank or, subject to the prior written approval of Borrower (which approval will not be unreasonably withheld), to any other financial institution; provided, that (i) the amount of the Committed Line being assigned pursuant to each such assignment shall in no event be less than $500,000 and shall be an integral multiple of $250,000 and (ii) the parties to each such assignment shall execute and deliver to Borrower an assignment agreement in a form reasonably acceptable to each. Upon such execution and delivery, from and after the effective date specified in such assignment agreement (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment agreement, have the rights and obligations of a Bank hereunder and (y) Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment agreement, relinquish its rights and be released from its obligations under this Agreement (other than pursuant to this Section 13.1(d)), and, in the case of an assignment agreement covering all or the remaining portion of Bank's rights and obligations under this Agreement, Bank shall cease to be a party hereto. In the event of an assignment hereunder, the parties agree to amend this Agreement to the extent necessary to reflect the mechanical changes which are necessary to document such assignment. Each party shall bear its own expenses (including without limitation attorneys' fees and costs) with respect to such an amendment.

                 13.2 Indemnification. Borrower shall defend, indemnify and hold harmless each Bank and its officers, employees, and agents against (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement, and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by a Bank as a result of, or in any way arising out of, following, or consequential to, transactions between such Bank and Borrower, whether under this Agreement or otherwise, (including without limitation reasonable attorneys fees and expenses), except for losses caused by such Bank's gross negligence or willful misconduct.

                 13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

                 13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                 13.5 Amendments in Writing, Integration. This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

                 13.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

                 13.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (excluding Obligations under Section 2.6 and 13.2 to the extent they remain inchoate at the time the outstanding payment Obligations are paid in full) remain outstanding. The obligations of Borrower to indemnify a Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against such Bank have run.

                 13.8 Confidentiality. In handling any confidential information each Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Advances, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may deem appropriate in the exercise of its remedies under this Agreement. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information. Notwithstanding any provision of this Agreement to the contrary, neither Borrower nor any of its Subsidiaries will be required to disclose, permit the inspection, examination, copying or making extracts of, or discussions of: any document, information or other matter (i) prior to the occurrence of an Event of Default that constitutes non-financial trade secrets or non-financial proprietary information (provided that the terms of agreements that generate Accounts shall not be deemed to be "non-financial trade secrets or non-financial proprietary information"), or (ii) in respect to which disclosure to Bank (or designated representative) is then prohibited by (a) law, or (b) an agreement binding upon Borrower or any Subsidiary that was not entered into by Borrower or such Subsidiary for the primary purpose of concealing information from Bank.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                    INTEVAC, INC.

                                    By:      /SIG/
                                          -------------------------------------
                                    Title:   CFO
                                          -------------------------------------

                                    SILICON VALLEY BANK

                                    By:      /SIG/
                                          -------------------------------------
                                    Title:   SVP
                                          -------------------------------------

                                    BANK OF HAWAII


                                    By:      /SIG/
                                          -------------------------------------
                                    Title:   Corporate Banking Officer
                                          -------------------------------------

                                   EXHIBIT A

         The Collateral shall consist of all right, title and interest of Borrower in and to the following:

         (a) All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

         (b) All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing;

         (c) All contract rights and general intangibles now owned or hereafter acquired;

         (d) All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing;

         (e) All documents, cash, deposit accounts, securities, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Borrower's Books relating to the foregoing; and

         (f) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

         Notwithstanding the foregoing, the Collateral shall not include trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing.

                                   EXHIBIT B

                  LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

           DEADLINE FOR SAME DAY PROCESSING IS 3:00 P.M. PACIFIC TIME


TO: CENTRAL CLIENT SERVICE DIVISION        DATE:______________________________

FAX#: (408) 496-2426              TIME:         ______________________________



         FROM:_________________________________________________________________
                                         CLIENT NAME (BORROWER)

         REQUESTED BY:_________________________________________________________
                                        AUTHORIZED SIGNER'S NAME

         AUTHORIZED SIGNATURE:__________________________________________________

         PHONE NUMBER:__________________________________________________________

         FROM ACCOUNT #___________________     TO ACCOUNT #____________________

         REQUESTED TRANSACTION TYPE        REQUEST DOLLAR AMOUNT

         PRINCIPAL INCREASE (ADVANCE)      $___________________________________
         PRINCIPAL PAYMENT (ONLY)          $___________________________________
         INTEREST PAYMENT (ONLY)           $___________________________________
         PRINCIPAL AND INTEREST (PAYMENT)  $___________________________________

         OTHER INSTRUCTIONS:___________________________________________________
_______________________________________________________________________________

         All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for and Advance confirmed by this Loan Payment/Advance Form; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

                                 BANK USE ONLY
         TELEPHONE REQUEST:

         The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

         ______________________________             ___________________________
               Authorized Requester                         Phone #



         ______________________________             ___________________________
               Received By (Bank)                           Phone #



                 ______________________________________________
                          Authorized Signature (Bank)

                                  EXHIBIT C-1

                        LIBOR RATE ADVANCE REQUEST FORM

         The undersigned hereby certifies as follows:

         I, ______________ , am the duly elected and acting__________________
 of Intevac, Inc. ("Borrower").

       This certificate is delivered to Silicon Valley Bank, as Servicing Agent, pursuant to Section 2 of that certain Loan Agreement by and between Borrower and Banks (the "Agreement"). The terms used in this LIBOR Rate Advance Request Form that are defined in the Agreement have the same meaning herein as ascribed to them therein.

         Borrower hereby requests a LIBOR Rate Advance as follows:

         (a) The Advance is to be a Receivables Advance/Inventory Advance [strike one].

         (b) The date on which the Advance is to be made is __________, 19_____.

         (c)     The amount of the Advance is to be_______________($__________), in the form of a LIBOR Rate Advance for an Interest Period of__________months.

         All representations and warranties of Borrower stated in the Agreement are true, correct and complete in all material respects as of the date of this request for a loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

         IN WITNESS WHEREOF, this LIBOR Rate Advance Request Form is executed by the undersigned as of this ____________ day of_____________________,19____.



                                        INTEVAC, INC.


                                        By:____________________________________
                                        Title:_________________________________

For Internal Bank Use Only

___________________________________________________________________________

LIBOR Pricing Date    LIBOR Rate      LIBOR Rate Variance     Maturity Date
___________________________________________________________________________

                                               ____%

                                  EXHIBIT C-2
                 LIBOR RATE CONVERSION/CONTINUATION CERTIFICATE
         The undersigned hereby certifies as follows:

         I,_______________ am the duly elected and acting________________ of
Intevac, Inc. ("Borrower").

         This certificate is delivered to Silicon Valley Bank, as Servicing Agent, pursuant to Section 2 of that certain Loan Agreement by and between Borrower and Banks (the "Agreement"). The terms used in this LIBOR Rate Conversion/Continuation Certificate that are defined in the Agreement have the same meaning herein as ascribed to them therein.

         Borrower hereby requests on________,19______a LIBOR Rate Advance (the "Advance") as follows:

         (a)     -        (i)     A rate conversion of an existing Prime Rate
                                  Advance from a Prime Rate Advance to a LIBOR
                                  Rate Advance; or

                 -        (ii)    A continuation of an existing LIBOR Rate
                                  Advance as a LIBOR Rate Advance.

                                  [Check (i) or (ii) above]

         (b) The date on which the Advance is to be made is________________, 19_____.

         (c) The amount of the Advance is to be_________($______), for an Interest Period of ___________ month(s).

         All representations and warranties of Borrower stated in the Agreement are true, correct and complete in all material respects as of the date of this request for a loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

         IN WITNESS WHEREOF, this LIBOR Rate Conversion/Continuation Certificate is executed by the undersigned as of this______day of___________ ___,19___.

                                            INTEVAC, INC.

                                            By:_________________________________
                                            Title:______________________________

     For Internal Bank Me Only

     --------------------------------------------------------------------------
       LIBOR Pricing Date   LIBOR Rate    LIBOR Rate Variance   Maturity Date
     --------------------------------------------------------------------------

                                                ____%

                                   EXHIBIT D
                           BORROWING BASE CERTIFICATE

-------------------------------------------------------------------------------

Borrower: Intevac, Inc.

Commitment Amount: $20,000,000

-------------------------------------------------------------------------------

ACCOUNTS RECEIVABLE
     1 .       Gross Accounts Receivable as of                                      $_________
     2 .       Additions (please explain on reverse)                                $_________
     3 .       TOTAL ACCOUNTS RECEIVABLE                                            $_________

ACCOUNTS   RECEIVABLE DEDUCTIONS (without duplication)
     4.        Amounts over 90 days due (Distributors over 60)   $____________
     5.        Balance of 50% over 90 day accounts               $____________
     6.        Concentration Limits                              $____________
     7.        Foreign Accounts                                  $____________
     8.        Governmental Accounts                             $____________
     9.        Contra Accounts                                   $____________
     10.       Promotion or Demo Accounts                        $____________
     11.       Intercompany/Employee Accounts                    $____________
     12.       Other (please explain on reverse)                 $____________
     13.       TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS              $____________
     14.       Eligible Accounts (#3 minus #13)                                     $__________
     15.       LOAN VALUE OF ACCOUNTS (80% of #14)                                  $__________


BALANCES
     16.         Maximum Loan Amount                                                $20,000,000
     17.         Total Funds Available (Lesser of #16 or #15)                       $__________
     18.         Present balance owing on Line of Credit                            $__________
     19.         Outstanding under Sublimits                                        $__________
                 (Letters of Credit and Foreign Exchange Contracts)                 $__________
     20.         RESERVE POSITION (#17 minus #18 minus #19)                         $__________


The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement among the undersigned, Silicon Valley Bank and Bank of Hawaii.

COMMENTS:


                                                     BANK USE ONLY

                                               Rec'd By:__________________
                                                        Auth.  Signer

INTEVAC INC.                                   Date:______________________

                                               Verified:__________________
By:__________________________                           Auth.  Signer
       Authorized Signer

                                               Date:______________________
                                                    ______________________

                                  EXHIBIT D-1
                      INVENTORY BORROWING BASE CERTIFICATE

-------------------------------------------------------------------------------
Borrower: Intevac, Inc.
-------------------------------------------------------------------------------


INVENTORY
       1.     TOTAL INVENTORY BOOK VALUE                     $__________
       2.     LOAN VALUE OF INVENTORY (25% of #1)            $__________

BALANCES
       3.     Maximum Loan Amount                            $20,000,000
       4.     Maximum Inventory Loan Amount (Lesser
              of #2 or $6,000,000)                           $__________
       5.     Outstanding Advances plus Sublimits            $__________
       6.     Maximum Inventory Advances (42% of #5)         $__________
       7.     Outstanding Receivables Advances               $__________
       8.     Outstanding Inventory Advances                 $__________
       9.     RESERVE POSITION (Lowest of: #3
              minus #5; #4 minus #8; or #6)                  $__________

The undersigned represents and warrants that foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement among the undersigned, Silicon Valley Bank and Bank of Hawaii.

COMMENTS:


                                                     BANK USE ONLY

                                               Rec'd By:__________________
                                                        Auth.  Signer

INTEVAC, INC.                                  Date:______________________

                                               Verified:__________________
By:__________________________                           Auth.  Signer
       Authorized Signer

                                               Date:______________________
                                                    ______________________

                                   EXHIBIT E
                             COMPLIANCE CERTIFICATE

TO:                SILICON VALLEY BANK, BANK OF HAWAII

FROM:              INTEVAC, INC.

       The undersigned authorized officer of Intevac, Inc. hereby certifies that in accordance with the terms and conditions of the Loan Agreement between Borrower and Banks (the "Agreement"), (i) Borrower is in complete compliance for the period ending_____________________with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

  PLEASE INDICATE COMPLIANCE STATUS BY CIRCLING YES/NO UNDER "COMPLIES" COLUMN.

   REPORTING COVENANT                  REQUIRED                     COMPLIES

   Quarterly financial statements      Quarterly within 45 days     Yes     No
   Annual (CPA Audited)                FYE within 90 days           Yes     No
   A/R & A/P agings, BBC               Monthly within 20 days(1)    Yes     No
   A/R Audit                           Annual                       Yes     No

   FINANCIAL COVENANT                  REQUIRED         ACTUAL      COMPLIES

   Maintain on a Quarterly Basis:
     Minimum Quick Ratio(2)            0.6:10/.75:1.0   _____:1.0   Yes     No
     Minimum Tangible Net Worth        $19,000,000/     $_______    Yes     No
                                       $22,000,000
     Maximum Debt(2)/Tangible
     Net Worth                         1.9:1.0/1.5:1.0  ______1.0   Yes     No

     Profitability:    Quarterly       $1.00(3)         $________   Yes     No

     1. Weekly BBC and A/R agings within 5 days when Inventory Advances outstanding
     2.    Excluding deferred revenues from customer advances
     3.    Borrower may suffer one quarterly loss.

COMMENTS REGARDING EXCEPTIONS: See Attached.

                                                   BANK USE ONLY

                                             Received By:__________________
                                                         Authorized  Signer

Sincerely,                                   Date:_________________________

                                             Verified:_____________________
__________________________                            Authorized  Signer
SIGNATURE

__________________________                   Date:_________________________
TITLE

                                             Compliance Status:  Yes   No

__________________________
DATE











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